ReposiTrak Growth is Rapidly Accelerating:Now over 10,000 Connections

We're excited to share with you that ReposiTrak is experiencing unprecedented growth reaching a new milestone of 10,000 supplier connections, representing nearly a 500% annual growth rate.

Adoption of ReposiTrak has been fueled by retailers, wholesalers and suppliers preparing to comply with the new rules under the Food Safety Modernization Act (FSMA) and our exclusive endorsements by both FMI (Food Marketing Institute) and ROFDA (Retailer Owned Food Distributors & Associates) as the industry standard food safety platform.

Customer interest in automating with ReposiTrak’s Compliance Management System has been driven by two key differentiators.

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ReposiTrak enables an active approach to managing required documentation by combining its technology with a dedicated in-house team. The team follows up on outstanding compliance issues via phone calls and emails to speed results.  Recent implementations show that, suppliers new to ReposiTrak reduce non-compliance by over 70% in the first six months on average.

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ReposiTrak replaces the need for human review by reading inside each uploaded document and comparing contents vs. requirements to detect inaccuracies and/or misrepresentation.  This feature enables customers to reduce the resources needed to manage their required documentation and goes beyond competitive systems that function more like electronic storage boxes.

You've joined the fastest growing food safety compliance management solution in the industry.  If you'd like to find out more about how to broaden your use of the ReposiTrak solution to manage the compliance of your upstream supply chain, contact your account manager, or click the link below!

I'm Ready to Expand ReposiTrak

(Reprint from OnTrak Newsletter – 7/1/2016)